Exhibit 99.1

American Technical Ceramics Corp. Announces Fourth Quarter Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Sept. 3, 2003--AMERICAN TECHNICAL CERAMICS CORP. (AMEX:AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the fourth fiscal quarter and fiscal year end.
    Net sales for the quarter ended June 30, 2003 increased 8% to $13,070,000 from $12,142,000 in the comparable quarter in fiscal year 2002. Net loss amounted to $210,000, or approximately ($.03) per common share and common share assuming dilution, for the quarter ended June 30, 2003, compared with net loss of $2,446,000, or approximately ($.30) per common share and common share assuming dilution, for the comparable quarter ended June 30, 2002.
    Net sales for the fiscal year ended June 30, 2003 decreased 1% to $49,048,000 from $49,585,000 in fiscal year 2002. Net loss amounted to $501,000, or approximately ($.06) per common share and common share assuming dilution, for the fiscal year ended June 30, 2003, compared with net loss of $4,243,000, or approximately ($.53) per common share and common share assuming dilution, for the fiscal year ended June 30, 2002.
    Management stated that, while sales were essentially flat for the year, the loss decreased significantly compared to the previous year. The improvement was due in part to cost reduction measures implemented by the Company in fiscal year 2002 in response to the industry downturn and increased precious metal recovery, as well as the lack of inventory write-downs to net realizable value and a loss on the sale of palladium, both of which occurred in fiscal 2002. In June 2002, the Company sold a portion of its palladium inventory to align inventory levels with anticipated demand. The results for the fourth quarter of fiscal year 2002 included the loss on the palladium sale and other net charges relating to severance and fixed asset writeoffs totaling $1,643,000, or approximately $.21 per share. The improvement quarter-to-quarter was due in part to these factors and the increase in sales.
    Bookings for the fourth quarter of approximately $11,500,000 were essentially level with the immediately preceding quarter and the comparable period in the previous fiscal year. Bookings for the full year improved significantly from the levels experienced during the prior fiscal year. Improvement was evident in all of the Company's major product lines.
    Victor Insetta, President and Chief Executive Officer of the Company, stated that, "While the electronic components industry continued to be impacted by the slow economy and difficult market conditions, our results for fiscal year 2003 demonstrate that we were able to grow customer relationships, stem the declines in sales and, through effective management, greatly reduce our losses. The results of this past quarter were similar to recent quarters reflecting the continued depressed economic climate. Our customers continue to order on very short-term horizons. In light of the traditional vacation summer months that mark our first fiscal quarter, we are experiencing a continuation of the soft business environment at the beginning of fiscal year 2004."
    Mr. Insetta added that, "During this period, we continue to invest in new products and business development. As a result of these efforts, ATC is continuing to meet the needs of its customers and is involved in the development of new systems. In addition, we are seeing some signs that the beginning of the next calendar year will bring improved business levels. We continue to believe that ATC is well positioned to participate in any increase in demand in our industry."
    The Company invites you to participate in the upcoming conference call with management. The details are as follows:

                      Thursday, September 4, 2003

                   11:00 A.M. Eastern Standard Time

               TOLL FREE CALL IN NUMBER: 800-450-0785

    A replay of the call will be available for approximately two weeks, beginning shortly after the call ends. To hear the replay, the number is 800-475-6701 (USA) and 320-365-3844 (International). The access code is 695282.
    A live webcast of the call will begin at 11:00 EST on September 4, 2003. To access the webcast, go to the Company's website, www.atceramics.com and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause American Technical Ceramics Corp.'s actual results for future periods to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.



          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
----------------------------------------------------------------------
                                                     June 30, June 30,
                                                       2003     2002
                                                     -------- --------
Cash and Investments                                 $11,696  $10,154
Accounts Receivable                                    6,721    6,328
Inventories                                           15,144   15,417
Current Assets                                        36,490   36,747
Total Assets                                          63,548   66,574
Current Liabilities                                    5,005    8,372
Total Liabilities                                     11,595   14,382
Total Stockholders' Equity                            51,953   52,192


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                                   Three Months Ended
                                                  --------------------
                                                  June 30,   June 30,
                                                     2003       2002
                                                  ---------- ---------
Net Sales                                           $13,070   $12,142
Gross Profit                                          3,509       287
Operating (Loss)/Income                                (352)   (3,942)
Net (Loss)/Income                                      (210)   (2,446)
(Loss)/Earnings Per Share:
    Basic                                           $( 0.03)  $( 0.30)
    Diluted                                         $( 0.03)  $( 0.30)
Weighted Average Common Shares Outstanding:
    Basic                                             8,078     8,064
    Diluted                                           8,078     8,064


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                                    Fiscal Year Ended
                                                   -------------------
                                                   June 30,  June 30,
                                                      2003      2002
                                                   --------- ---------
Net Sales                                           $49,048   $49,585
Gross Profit                                         14,332     9,624
Operating (Loss)/Income                                (755)   (6,596)
Net (Loss)/Income                                      (501)   (4,243)
(Loss)/Earnings Per Share:
    Basic                                           $( 0.06)  $( 0.53)
    Diluted                                         $( 0.06)  $( 0.53)
Weighted Average Common Shares Outstanding:
    Basic                                             8,074     8,050
    Diluted                                           8,074     8,050

    CONTACT: American Technical Ceramics Corp., Huntington Station
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
             http://www.atceramics.com
              or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com